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Exhibit 99.1

        [FTD, Inc. Logo]

3113 Woodcreek Drive • Downers Grove • IL • 60515
Main Phone: (630) 719 -7800 . Web site: www.FTDI.com . NASDAQ: FTDI

CONTACT INFORMATION:

FTD, Inc. (Investor Contact) Carrie Wolfe Chief Financial Officer (630) 724-6512 cwolfe@ftdi.com	FTD, Inc. (Investor/Media Contact) Lisa Witek Director of IR (630) 719-6174 lwitek@ftdi.com

FTD, INC. ANNOUNCES SETTLEMENT OF SHAREHOLDER LAWSUITS

Downers Grove, IL, August 5, 2003—FTD, Inc. (Nasdaq: FTDI), a leading provider of floral services and products, today announced that it has reached an agreement to settle the consolidated shareholder class actions pending in the Court of Chancery for New Castle County in Wilmington, Delaware, titled "In Re FTD.COM, Inc. Shareholders Litigation," in which the Company, FTD.COM INC. and certain of the directors and officers of these companies are defendants. The litigation relates to the Company's 2002 merger involving FTD.COM. A Stipulation and Agreement of Compromise, Settlement and Release relating to this matter has been executed.

"FTD has settled this matter to avoid further protracted litigation, expense and distraction," said Robert L. Norton, Chairman and CEO of FTD, Inc. "We are pleased to have settled this matter and believe this settlement is in the best interests of the Company. We remain focused on executing our business plan and building shareholder value."

The terms of the Stipulation and Settlement Agreement, which are subject to final Court approval and notice to class members, include no finding of wrongdoing on the part of any of the defendants, or any other finding that the claims alleged had merit. The Company and the other defendants have denied, and continue to deny, that they have committed any violation of federal securities or other laws. The Company expects the Court to hold a fairness hearing in the near future to consider objections, if any, and to determine whether it will approve the settlement.

Pursuant to the Stipulation and Settlement Agreement, the Company has agreed to issue shares of FTD, Inc. Class A common stock valued at $10.7 million to the members of the class. In connection with the settlement, the Company recorded an $11.0 million charge in the fourth quarter of fiscal 2003 as Other Expense with respect to the settlement and related administrative costs. This charge will not be deductible for income tax purposes and will have no effect on the Company's income tax expense. The Company does not anticipate that its financial condition, liquidity or results of operations will be materially or adversely affected by the settlement.

There are two insurance policies relating to these matters, one covering the Company and its directors and officers and another covering FTD.COM and its directors and officers. The Company intends to aggressively pursue its claims under both of these insurance policies. Both of the insurance carriers have initiated litigation seeking to deny coverage for the shareholder lawsuits that are the subject of the settlement, while the Company believes that it, FTD.COM and the individual defendants are entitled to coverage. Any recoveries from the insurance providers relating to the settlement will be recorded as Other Income in the period realized.

About FTD, Inc.

FTD, Inc., supported by its worldwide FTD brand, is a leading provider of floral services and products. FTD's Florist Business primarily markets floral products and services to approximately 20,000 FTD members and other retail locations offering floral products in the U.S. and Canada and connects approximately 29,000 additional florists through affiliated or related organizations in 150 countries outside of North America. FTD's Consumer Business is a direct marketer of flowers and specialty gifts, primarily through the www.FTD.COM Web site and 1-800-SEND-FTD telephone number. FTD, Inc.'s Class A Common Stock is quoted on the NASDAQ National Market under the symbol "FTDI". Additional information about FTD, Inc., including investor relations, is available at its Web site, www.FTDI.com.

Forward-Looking Statements

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding FTD, Inc.'s financial condition, liquidity and results of operations. These forward-looking statements are based on management's current expectations, assumptions, estimates and projections about the Company and its industry. Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of the possibility that the Delaware Chancery Court will not grant final approval of the settlement described in this press release or that any of the terms as approved by the court may be less favorable to the Company and the other factors, potential risks and uncertainties discussed in FTD, Inc.'s reports and other documents filed with the Securities and Exchange Commission.

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  Exhibit 99.1
3113 Woodcreek Drive • Downers Grove • IL • 60515 Main Phone: (630) 719 -7800 . Web site: www.FTDI.com . NASDAQ: FTDI
FTD, INC. ANNOUNCES SETTLEMENT OF SHAREHOLDER LAWSUITS